AMENDMENT NO. 1 TO RAINIER INVESTMENT MANAGEMENT MUTUAL FUNDS MANAGEMENT AGREEMENT

This Amendment to the Rainier Investment Management Mutual Funds Management Agreement (the “Amendment”), is effective as of April 30, 2016, and is made by and between Rainier Investment Management Mutual Funds (the “Trust”) and Rainier Investment Management, LLC (the “Advisor,” and together with the Trust, the “Parties”).

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Rainier Investment Management Mutual Funds Management Agreement, dated as of April 30, 2016, by and between the Trust and the Advisor (the “Agreement”).

WITNESSETH THAT:

WHEREAS, the Parties originally entered into the Agreement, wherein the Advisor agreed to provide certain services to the Trust for compensation; and

WHEREAS, the Parties wish to amend the Agreement to rescind Section 9 entitled “No Third-Party Beneficiaries.”

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1.         Section 9 entitled “No Third-Party Beneficiaries” of the Agreement is hereby rescinded.

2.         The Agreement will otherwise remain in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be signed by their duly authorized officers as of the date set forth below.

RAINIER INVESTMENT MANAGEMENT MUTUAL FUNDS	RAINIER INVESTMENT MANAGEMENT, LLC

By:	By:

Name:		Name:
Title:		Title:
Date:	June 2, 2016	Date:	June 2, 2016